Exhibit 99.2

[CIT Logo]

For Information:

                     Valerie Gerard, Vice President
                     973-422-3284

                     Yvette Rudich, Vice President
                     Director of Corporate Communications
                     973-597-2095

      CIT ADDS MARIANNE MILLER PARRS AND LOIS M. VAN DEUSEN TO ITS BOARD OF
                                   DIRECTORS

                      Board Size Expanded to Eight Members

Livingston, NJ January 21, 2003 CIT announced today that Marianne Miller Parrs, and Lois M. Van Deusen, have joined its Board of Directors.

Ms. Parrs is an Executive Vice President at International Paper Company where she has been employed since 1975. Ms. Parrs' current responsibilities include Administration, Information Technology and Human Resources. Prior to assuming her current position at International Paper, Ms. Parrs served as Senior Vice President of Administration and Chief Financial Officer of International Paper. In addition, Ms. Parrs was a Security Analyst at a number of firms prior to joining International Paper.

Ms. Van Deusen is the Managing Partner of McCarter & English, LLP based in Newark, New Jersey, and is the first woman to hold the position of Managing Partner in a major New Jersey law firm. As a partner in the Real Estate Practice Group, Ms. Van Deusen concentrates on commercial real estate transactions.

"We are pleased to welcome Marianne and Lois to CIT's Board. These newest appointments are further validation of CIT's commitment to a strong, diverse and independent Board," said Albert R. Gamper, Jr. Chairman, President and CEO.


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CIT's Board of Directors is now comprised of seven independent members plus
Albert R. Gamper, Jr. who is Chairman, President and CEO of CIT Group Inc. In August, the Board appointed Peter J. Tobin to the position of Lead Director and Chairman of the Audit Committee. Peter J. Tobin is the former Chief Financial Officer of The Chase Manhattan Corporation and Dean of the Peter J. Tobin College of Business at St. John's University. The Honorable Thomas H. Kean is Chairman of the Compensation and Governance Committee and serves as the President of Drew University.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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